The Board of Directors
Superior Energy Services, Inc.:

We consent to incorpoation by reference in registration statements No. 333-2260 on Form S-3, No. 333-12175 and No. 333-43421 on Form S-8 of Superior Energy Services, Inc. of our report dated February 20, 1998, relating to the consolidated balance sheets of Superior Energy Services, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended, which report appears in the December 31, 1997, annual report on Form 10-K of Superior Energy Services, Inc.


                                                /s/ KPMG Peat Marwick LLP

                                                    KPMG Peat Marwick LLP

New Orleans, Louisiana
March 12, 1998